EXHIBIT 4.35

EXECUTION VERSION

Dated 24 November 2015

TEEKAY LNG PARTNERS L.P.

(as Borrower)

CITIGROUP GLOBAL MARKETS LIMITED

(as Bookrunner)

CITIGROUP GLOBAL MARKETS LIMITED

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

MORGAN STANLEY SENIOR FUNDING, INC.

and

J.P. MORGAN SECURITIES LLC

(as Mandated Lead Arrangers)

ABN AMRO CAPITAL USA LLC

BNP PARIBAS

CREDIT SUISSE AG

DNB MARKETS, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

SOCIÉTÉ GÉNÉRALE

and

UBS SECURITIES LLC

(as Lead Arrangers)

CITIBANK INTERNATIONAL LIMITED

(as Agent)

CITIGROUP GLOBAL MARKETS LIMITED

(as Coordinator)

US$150,000,000

REVOLVING CREDIT AGREEMENT

Contents

Clause		Page

1	Definitions and Interpretation	1

2	Loans and Purposes	13

3	Conditions of Utilisation	15

4	Advance	16

5	Repayment	17

6	Prepayment	18

7	Interest	20

8	Changes to the calculation of interest	22

9	Indemnities	23

10	Fees	29

11	Borrower Representations and Warranties	29

12	Undertakings and Covenants	34

13	Events of Default	41

14	Assignment, Transfer and Sub-Participation	44

15	Role of the Agent and the Arrangers	46

16	Amendments and Waivers	52

17	Sharing among the Finance Parties	56

18	Payment mechanics	57

19	Set-Off	59

20	Payments and Taxes	59

21	Notices	61

22	Partial Invalidity	62

23	Remedies and Waivers	63

24	Miscellaneous	63

25	Confidentiality	63

26	Confidentiality of Funding Rates and Reference Bank Rates	66

27	Law and Jurisdiction	67

THIS AGREEMENT is dated 24 November 2015 and made BETWEEN:

(1)

Teekay LNG Partners L.P., a limited partnership formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, PO Box 1405 Majuro, The Marshall Islands, MH96960 (the Borrower);

(2)

Citigroup Global Markets Limited; Crédit Agricole Corporate and Investment Bank; J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc. as mandated lead arrangers (in this capacity, the Mandated Lead Arrangers);

(3)

ABN AMRO Capital USA LLC; BNP Paribas; Credit Suisse AG; DNB Markets, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Nordea Bank Finland plc, New York Branch; Société Générale and UBS Securities LLC as lead arrangers (in this capacity, the Lead Arrangers and together with the Mandated Lead Arrangers, the Arrangers);

(4)	Citibank International Limited as agent (the Agent);

(5)	Citigroup Global Markets Limited as coordinator (the Coordinator);

(6)	Citigroup Global Markets Limited as bookrunner (in this capacity, the Bookrunner); and

(7)	the banks listed in Schedule 1 as original lenders, each acting through its office at the address indicated against its name in Schedule 1 (together the Original Lenders and each an Original Lender);

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

Affiliate means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Break Costs means all sums payable by the Borrower from time to time under clause 9.3.

Building Contract means the relevant shipbuilding contract entered into in respect of a Vessel Under Construction and Building Contracts means any or all of them.

Business Day means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in Basel, London, New York, Paris, Vancouver and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

Change of Control means

(a)	where all management powers over the business and affairs of the Borrower are vested exclusively in its general partner:

(i)	the General Partner ceases to be the general partner of the Borrower; or

(ii)	Teekay Corporation ceases to be the owner, directly or indirectly, of a minimum of 50 per cent (50%) of the voting rights in the General Partner; or

(b)

where all management powers over the business and affairs of the Borrower become vested exclusively in the board of directors of the Borrower, Teekay Corporation ceases to remain the owner, directly or indirectly, of a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors or of the voting rights to elect a minimum of fifty per cent (50%) of that board of directors.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)

for an Original Lender, the aggregate amount set opposite its name in Schedule 1 under the headings Commitments and the amount of any other commitment to advance funds under this Agreement transferred to it under this Agreement or assumed by it in accordance with clause 2.5; and

(b)	for any other Lender, the amount of any commitment to advance funds under this Agreement transferred to it under this Agreement or assumed by it in accordance with clause 2.5.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5.

Confidential Information means all information relating to the Group, any member of the Group, the Finance Documents or the Loans of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loans from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 25; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with (i) or (ii) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality, and also excludes any information in relation to the Funding Rate or Reference Bank Rate (or the rates themselves) on the basis that the confidentiality relating to the Funding Rate and the Reference Bank Rate is regulated by clause 26.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time or in such other form as may be agreed between the Borrower and the Agent.

Currency of Account means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

Default means an Event of Default or any event or circumstance specified in clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Drawdown Date in accordance with clause 4.1; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loans (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollars, US$ and $ each means available and freely transferable and convertible funds in lawful currency of the United States of America.

Drawdown Date means the date on which a Loan is advanced under clause 4.

Drawdown Notice means a notice substantially in the form set out in Schedule 3.

Encumbrance means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Environmental Approvals means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

Environmental Claim means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from any Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

Environmental Laws means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

Environmentally Sensitive Material means (a) oil and oil products and (b) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

Event of Default means any of the events or circumstances set out in clause 13.1.

Execution Date means the date of this Agreement.

Facility means the revolving credit facility made available by the Lenders to the Borrower pursuant to this Agreement.

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrower ceases to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letter entered into in respect of this Agreement between one or more Finance Parties and the Borrower setting out the amount of certain fees referred to in, or otherwise related to, this Agreement and Fee Letters means all of such letters.

Final Availability Date means the date falling one month prior to the Maturity Date.

Finance Documents means this Agreement, any Transfer Certificate, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

Finance Parties means the Agent, the Arrangers, the Bookrunner, the Coordinator and the Lenders and “Finance Party” means any one of them.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, indentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are redeemable (other than at the option of the Borrower) prior to the Maturity Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 8.4(a)(ii).

GAAP means generally accepted accounting principles in the United States of America.

General Partner means Teekay GP L.L.C., a limited liability company incorporated according to the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, PO Box 1405 Majuro, The Marshall Islands, MH96960.

Group means the Borrower and each of its Subsidiaries.

Holding Company means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

ICBC Leases means the two capital leases to be entered into in respect of the two newbuilding MEGI LNG Carrier Vessels under construction, to be named Creole Spirit and Oak Spirit., pursuant to which Subsidiaries of the Borrower will sell those Vessels at or prior to delivery to ICBC Financing Leasing Co., Ltd for an amount of no more than $180 million per Vessel and lease those Vessels back from ICBC Financing Leasing Co., Ltd.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 6.

Increase Lender has the meaning given to that term in clause 2.5.

Indebtedness means the aggregate from time to time of: the amount of the Loans outstanding; all accrued and unpaid interest on the Loans; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means each period selected by the Borrower or agreed by the Agent under clause 7 relating to the duration of each Loan and the period for which interest payable on any Loan or an overdue amount is calculated.

Interpolated Screen Rate means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11.00 a.m. London time on the Quotation Day.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms “safety management system”, “Safety Management Certificate”, “Document of Compliance” and “major non-conformity” shall have the same meanings as are given to them in the ISM Code.

ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

law or Law means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a party to this Agreement after the Execution Date pursuant to clause 2.5 or pursuant to clause 14,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means for an Interest Period of any Loan or overdue amount:

(a)	the applicable Screen Rate as of 11:00 a.m. on the Quotation Day; or

(b)	as otherwise determined pursuant to clause 8.1,

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means a Lender or Lenders whose Commitments aggregate equal to or greater than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

Margin means one point one zero per cent (1.10%) per annum.

Material Adverse Effect means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets or business of the Borrower or on the consolidated financial condition, assets or business of the Group;

(b)	the ability of the Borrower to perform and comply with its obligations under any Finance Document or to avoid any Event of Default; or

(c)	the validity, legality or enforceability of any Finance Document,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of the Group taken as a whole.

Maturity Date means the date falling 364 days after the Execution Date and if such date is not a Business Day, then the preceding Business Day.

Maximum Amount shall mean one hundred and fifty million Dollars ($150,000,000).

Necessary Authorisations means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to carry on its business from time to time.

Original Financial Statements means the financial statements of the Borrower as at 31 December 2014.

Party means a party to this Agreement.

Permitted Encumbrances means:

(a)	Encumbrances created to secure Financial Indebtedness of the type referred to in clause 12.3(m)(i);

(b)	Permitted Liens; and

(c)	Permitted Non-Vessel LNG Encumbrances.

Permitted Liens means, in respect of a Vessel:

(a)

liens for unpaid crew’s wages including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading for not more than one calendar month after the due date for payment;

(b)	liens for salvage;

(c)	liens for classification or dry docking or for necessary repairs to that Vessel;

(d)	liens for collision;

(e)	liens for master’s disbursements incurred in the ordinary course of trading; and

(f)

statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materials men, repairers or other similar liens, including maritime liens in each case arising in the ordinary course of business, outstanding for not more than one month (or any longer period in accordance with standard market practice) whose aggregate value does not exceed $75,000,000, provided that the amounts which give rise to such liens are paid when due and payable (or, in the case of paragraph (a), (c) or (f) above, within one month of such amount being outstanding) or, if not paid when due, are being disputed in good faith by appropriate steps or proceedings.

Permitted Non-Vessel LNG Encumbrances means Encumbrances for the financing of material non-vessel liquefied natural gas infrastructure assets which are held or operated by the Group (whether solely or in conjunction with third parties) in relation to the business of liquefaction, transportation and regasification of liquefied natural gas.

Proportionate Share means, in relation to a Loan, at any time, the proportion which a Lender’s Commitment for that Loan then bears to the aggregate Commitments of all the Lenders for that Loan being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

Quotation Day means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period, unless market practice differs in the relevant interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in that interbank market.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Banks would borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means each of ABN AMRO Capital USA LLC, Credit Suisse AG, and Nordea Bank Finland plc, New York Branch and any other bank or financial institution appointed as such by the Agent (acting on the instructions of the Majority Lenders), in consultation with the Borrower, under this Agreement and where any such bank to be appointed is a Lender, the prior consent of that Lender shall be required.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Restricted Party means a person (i) that is listed on any Sanctions List, (ii) that is located in or incorporated under the laws of a Sanctioned Country, (iii) that is directly or indirectly owned or controlled by, or acting on behalf of, a person or persons referred to in (i) and/or (ii) above or (iv) with whom any Finance Party would be prohibited or restricted by applicable Sanctions from engaging in trade, business or other activities.

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing all or part of a maturing Loan.

Sanctioned Country means a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, as at the date of this Agreement Cuba, Iran, Myanmar, North Korea, Sudan, Syria and the Crimea region).

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

Sanctions Authorities means (i) the Norwegian Government, (ii) the Swiss Government, (iii) the United States Government, (iv) the United Nations, (v) the European Union and the (vi) the United Kingdom, and with regard to (i) - (vi) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT), the State Secretariat for Economic Affairs of Switzerland (SECO) and the Swiss Directorate of International Law (DIL) (and Sanctions Authority means any of them).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list, the “Sectoral Sanctions Identifications List” and the “List of Foreign Sanctions Evaders” each maintained by OFAC and the “Consolidated List of Financial Sanctions Targets” list and the “Investment Ban List” each maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities (in each case as amended supplemented or replaced from time to time), including, but not limited to, the Norwegian Government, the European Union or the United Nations.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

Subsidiary means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

Suezmax Leases means the two capital leases in respect of the two Suezmax tanker Vessels named Teide Spirit and the Toledo Spirit, pursuant to which Subsidiaries of the Borrower lease those Vessels from Compania Espanole de Petroles.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be interpreted accordingly.

Teekay means Teekay Corporation, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH9 6960.

Teekay Group means Teekay and each of its Subsidiaries.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

US means the United States of America.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

Vessels means all of the vessels owned or operated by the Group and including, where the context so requires, all the Vessels Under Construction, and Vessel means any or all of them as the context may require.

Vessels Under Construction means all the vessels which are, at any relevant time from the Execution Date up to the Maturity Date, under construction and which are to be purchased by the Borrower or any other member of the Group pursuant to the agreements relating to such construction and purchase and Vessel Under Construction means any or all of them as the context may require.

1.2	Construction

In this Agreement:

(a)	words denoting the plural number include the singular and vice versa;

(b)	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

(c)	references to Recitals, clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

(d)	references to this Agreement include the Recitals and the Schedules;

(e)	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

(f)

references to any document (including, without limitation, to all or any of the Finance Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

(g)	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

(h)	references to any Finance Party include its successors, transferees and assignees;

(i)	a time of day (unless otherwise specified) is a reference to New York time;

(j)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(k)

a person includes any individual firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

(l)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Third Party Rights

The consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2	Loans and Purposes

2.1	Amount

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a revolving loan facility in an aggregate amount not exceeding the Maximum Amount.

2.2	Finance Parties’ obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Purpose

Any Loan may only be used in or towards:

(a)	assisting the Borrower towards financing the cost of any instalments under a Building Contract in respect of any Vessel under Construction;

(b)	assisting the Borrower to meet and manage any timing gaps in targeting optimal capital markets access; and

(c)	the general corporate purposes of the Borrower.

2.4	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

2.5	Increase (Defaulting Lender)

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling 60 days after the effective date of a cancellation of:

(i)	the Commitments of a Defaulting Lender in accordance with clause 6.5(f); or

(ii)	the Commitments of a Lender in accordance with:

(A)	clause 6.1; or

(B)	clause 6.5(a),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the relevant Commitments so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Borrower (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)

the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in clause 2.5(b) are satisfied.

(b)	An increase in the Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)

Each of the other Finance Parties and the Borrower hereby appoints the Agent as its agent to execute on its behalf any Increase Confirmation delivered to the Agent in accordance with clauses 2.5(a) and 2.5(b).

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)

The Borrower shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this clause 2.5.

(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 14.4 if the increase was a transfer or an assignment pursuant to clause 14 and if the Increase Lender was a new Lender.

(g)

The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this clause 2.5(g).

(h)	Nothing in this clause 2.5 shall impose any obligation on any Lender to find an Increase Lender.

(i)	Clause 14.6 shall apply mutatis mutandis to this clause 2.5 in relation to an Increase Lender as if references in that clause to:

(i)	a Lender transferring any of its rights and obligations under or pursuant to this Agreement were references to all the Lenders immediately prior to the relevant increase;

(ii)	the transferee were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and an assignment.

3	Conditions of Utilisation

3.1	Conditions precedent to service of Drawdown Notice

Before any Lender shall have any obligation to accept any Drawdown Notice under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Schedule 2.

3.2	Notice to Lenders

The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 3 which are in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

3.3	Further conditions precedent

Without prejudice to clause 3.1, the Lenders will only be obliged to accept any Drawdown Notice if on both the date of the Drawdown Notice and the Drawdown Date for a Loan:

(a)	the representations made by the Borrower under clause 11 (other than those at clause 11.3 and 11.21) are true in all material respects.

(b)	the financial covenants under clause 12.2 are complied with; and

(c)

in the case of a Rollover Loan, no Event of Default is continuing unremedied or unwaived or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing unremedied or unwaived or would result from that Loan being made.

3.4	Form and content

All documents and evidence delivered to the Agent under this clause 3 shall:

(a)	be in form and substance reasonably acceptable to the Agent (acting on the instructions of the Lenders); and

(b)	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent (acting on the instructions of the Lenders).

4	Advance

4.1	Drawdown Notice

(a)

The Borrower may only request that a Loan be advanced in one amount on any Business Day prior to the Final Availability Date by delivering to the Agent a duly completed Drawdown Notice not less than three (3) Business Days before the proposed Drawdown Date.

(b)	The maximum number of Loans which may be outstanding at any time shall not exceed ten (10).

4.2	Completion of Drawdown Notice

A Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

(a)	it is signed by an authorised signatory of the Borrower;

(b)	the amount requested is a minimum of US$5,000,000;

(c)	the amount requested does not exceed, when aggregated with the amounts drawn down and outstanding or to be drawn down under any other Drawdown Notices, the Maximum Amount;

(d)	the proposed Drawdown Date is a Business Day falling on or before the Final Availability Date; and

(e)	the proposed Interest Period for such Loan complies with this Agreement.

4.3	Lenders’ participation

(a)

Subject to clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share in the Loan to the Borrower through the Agent by the Drawdown Date.

(b)	No Lender is obliged to participate in any Loan if, as a result, its Proportionate Share in the outstanding Loans would exceed its Commitment.

5	Repayment

5.1	Repayment of Loan

(a)	Each Loan shall be repaid on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under clause 5.1(a) above, if:

(i)	one or more Loans (new Loans) are to be made available to the Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Drawdown Notice, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under clause 20 in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under clause 20 in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under clause 20; and

(2)

each Lender will be required to make a payment under clause 20 in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)

Where (b) above applies and any new Loans are treated as being made available at the same time under that paragraph and those new Loans have the same Interest Period they shall be consolidated into, and treated as, a single Loan.

(d)	Each Loan shall in any event be repaid in full on the Maturity Date.

6	Prepayment

6.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or if it becomes illegal for an Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent of that event;

(b)	the Commitment of that Lender will be immediately cancelled (but to the extent already advanced, having regard to the last sentence of sub-clause (c) below); and

(c)

upon the Agent notifying the Borrower, the Borrower shall repay that Lender’s Proportionate Share in any outstanding Loans on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law). Prior to the date on which repayment is required to be made under this clause 6.1(c), the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment.

6.2	Change of Control

(a)	The Borrower must promptly notify the Agent if it becomes aware of a Change of Control.

(b)	After notification under paragraph (a) above or if the Lenders otherwise becomes aware of the same, the Lenders shall not be obliged to advance any Loan other than a Rollover Loan.

(c)

After notification under paragraph (a) above or if the Agent otherwise becomes aware of the same, the Agent shall (acting on the instructions of any Lender), by notice to the Borrower delivered to the Borrower at any time within thirty (30) days of such notification or awareness:

(i)	cancel such Lender’s Commitment; and

(ii)

declare that Lender’s Proportionate Share of all outstanding Loans, together with accrued interest, and that Lender’s Proportionate Share of all other amounts accrued under the Finance Documents in each case at such time to be immediately due and payable or otherwise due and payable upon such notice as that Lender may specify.

Any such notice will take effect in accordance with its terms.

6.3	Unsecured Financial Indebtedness

If at any time any Financial Indebtedness referred to in Clause 12.3(m)(iii) exceeds US$660,000,000 in aggregate, the Agent shall cancel the Facility by an amount equal to the relevant excess and to the extent that the outstanding Loans exceed the reduced amount of the Facility declare that outstanding Loans or part thereof equal to such excess to be immediately due and payable. Any cancellation under this clause 6.3 shall reduce the Commitments of the Lenders rateably.

6.4	Voluntary prepayment or cancellation

(a)

The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000) of the undrawn Facility. Any cancellation under this clause 6.4(a) shall reduce the Commitments of the Lenders rateably.

(b)

The Borrower may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part in a minimum amount of US$5,000,000).

6.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under clause 20.3; or

(ii)	any Lender claims indemnification from the Borrower under clause 9.12 or clause 9.6;

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in each Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph 6.5 above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of the Interest Period for each Loan which ends after the Borrower has given notice of cancellation under paragraph 6.5 above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in each Loan together with all interest and other amounts accrued under the Finance Documents.

(d)

The Borrower may, in the circumstances set out in paragraph (a) above, on ten (10) Business Days’ prior notice to the Agent and to that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 14 for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in each Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(f)

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent thirty (30) Business Days’ notice of cancellation of the Commitment of that Lender. On that notice becoming effective, the available Commitment of the Defaulting Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of that notice notify all the Lenders.

6.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this clause 6 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(f)

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing (other than by operation of clause 3.3), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(g)	Any prepayment of a Loan (other than pursuant to clauses 6.1 and 6.5) shall be applied pro rata to each Lender’s participation in that Loan.

7	Interest

7.1	Interest Periods

The period during which any Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of one, two, three or six months’ duration, as selected by the Borrower by written notice to the Agent not later than 11:00 am on the third Business Day before the beginning of the Interest Period in question, or any other period which will coincide with the end of any other Interest Period then current or the Maturity Date, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods

The Interest Period in respect of a Loan shall begin on the relevant Drawdown Date and shall end on the last day of the Interest Period selected in accordance with clause 7.1.

7.3	No overrunning the Maturity Date

If an Interest Period would otherwise overrun the Maturity Date, it will be shortened so that it ends on the Maturity Date and no Interest Period may be selected which would expire after the Maturity Date.

7.4	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate

During each Interest Period interest shall accrue on each Loan at the percentage rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6	Notification of rates of interest

The Agent shall promptly notify each Party of the determination of a rate of interest under this Agreement.

7.7	Failure to select Interest Period

If the Borrower at any time fails to select or agree an Interest Period in accordance with clause 7.1, the interest period applicable shall be three (3) months or such other duration as the Agent may select (acting on the instructions of all the Lenders).

7.8	Accrual and payment of interest

Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

7.9	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable. Any interest accruing under this clause 7.9 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8	Changes to the calculation of interest

8.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of 11:00am on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)

If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and clause 8.4 shall apply to that Loan for that Interest Period.

8.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)

If at or about noon on the Quotation Day applicable to any Loan none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period and clause 8.4 shall apply to that Loan for that Interest Period.

8.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent (50%) of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then clause 8.4 shall apply to that Loan for the relevant Interest Period.

8.4	Cost of funds

(a)	If this clause 8.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select;

(b)

If this clause 8.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all the Parties.

(d)	If this clause 8.4 applies pursuant to clause 8.3: and

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

8.5	Notification to Borrower

If clause 8.4 applies the Agent shall, as soon as is practicable, notify the Borrower.

9	Indemnities

9.1	Transaction expenses

The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

(a)

the negotiation, preparation, printing, execution, syndication and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not any Loan is advanced);

(b)	any amendment, addendum or supplement to any Finance Document (whether or not completed);

(c)	any waiver or consent requested by or on behalf of the Borrower or specifically contemplated by this Agreement; and

(d)

any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

9.2	Funding costs

The Borrower shall indemnify each Finance Party within three (3) Business Days, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, a Loan is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

9.3	Break Costs

The Borrower shall indemnify each Finance Party within three (3) Business Days, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of any Loan (whether pursuant to clause 6 or otherwise) on a day other than the last day of an Interest Period in respect of the same, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of any Loan.

9.4	Currency indemnity

In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

9.5	Other Indemnities

The Borrower shall within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	any failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 17.2;

(b)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawdown Notice but not made by reason of the operation of one or more of the provisions of this Agreement (other than solely by reason of default or negligence by that Finance Party); or

(c)	any Loan (or part of any Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

9.6	General indemnity

(a)

The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Finance Parties and their respective officers, directors, representatives, agents and employees (together the “Indemnified Parties”) harmless on a full indemnity basis from and against each and every loss suffered or incurred by or imposed on any Indemnified Party related to or arising out of:

(i)	the use of proceeds of any Loan;

(ii)

the execution and delivery of any commitment letter, engagement letter, fee letter, the Finance Documents or any other document connected therewith or the performance of the respective obligations thereunder, including without limitation environmental liabilities; or

(iii)

any claim, action, suit, investigation or proceeding relating to the foregoing whether or not any Indemnified Party is a party thereto or target thereof, or the Indemnified Parties’ roles in connection therewith, and will reimburse the Indemnified Parties, on demand, for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by the Indemnified Parties in connection with investigating, preparing for or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in respect of which any of the Finance Parties are a party.

(b)

The Borrower will not, however, be responsible for any claims, liabilities, losses, damages or expenses of an Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted principally from the wilful misconduct or gross negligence of such Indemnified Party.

(c)

The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any affiliate, director, officer, employee, agent or controlling person of an Indemnified Party.

9.7	Increased costs

(a)

Subject to clause 9.9, the Borrower shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or (iii) the implementation or application of or compliance with Basel III, CRR or CRD IV or any other law or regulation which implements Basel III, CRR or CRD IV (whether such implementation, application or compliance is by a government, regulator, that Finance Party or any of that Finance Party’s Affiliates) in each case made after the date of this Agreement.

(b)	In this Agreement:

(i)	Basel III means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)

CRD IV means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated.

(iii)

CRR means Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated.

(iv)	Increased Costs means:

(A)	a reduction in the rate of return from a Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

9.8	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 9.6 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

9.9	Exceptions to increased costs

Clause 9.6 does not apply to the extent any Increased Costs is:

(a)	compensated for by a payment made under clause 9.12 ; or

(b)	compensated for by a payment made under clause 20.3; or

(c)	attributable to a FATCA Deduction required to be made by a Party; or

(d)	attributable to the wilful breach by the relevant Finance Party (or an Affiliate of that Finance Party) of any law or regulation; or

(e)

attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or of its Affiliates).

9.10	Events of Default

The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

9.11	Enforcement costs

The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrower. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

9.12	Taxes

(a)

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	clause 9.12(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 20.3; or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under clause 9.12(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this clause 9.12, notify the Agent.

9.13	VAT

(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT , that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 9.13 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

9.14	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

9.15	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

10	Fees

10.1	Commitment fee

(a)

The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a commitment fee calculated at the rate of 35% per annum of the Margin on the undrawn, uncancelled amount of the Maximum Amount.

(b)	The commitment fee shall be calculated from the Execution Date and shall be payable quarterly in arrears.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

10.2	Upfront fee

The Borrower will pay to the Agent, for the benefit of the Mandated Lead Arrangers and the Lead Arrangers respectively, an upfront fee in the amount and manner agreed in one or more Fee Letters between the Agent and the Borrower, such upfront fees to be payable on the Execution Date.

10.3	Utilisation fee

The Borrower will pay to the Agent, for the benefit pro rata of the Lenders, a utilisation fee, such fee to be calculated on the daily utilised amount of the Facility in an amount equal to:

(a)	0.10% per annum of the applicable utilised amount where the utilised amount of the Facility is equal to or less than thirty three and one third per cent (33 1/3%) of the Maximum Amount;

(b)

0.20% per annum of the applicable utilised amount where the utilised amount of the Facility is greater than thirty three and one third per cent (33 1/3%) but less than or equal to sixty six and two thirds per cent (66 2/3%) of the Maximum Amount; and

(c)	0.40% per annum of the applicable utilised amount where the utilised amount of the Facility is in excess of sixty six and two thirds per cent (66 2/3%) of the Maximum Amount.

Such utilisation fee shall be calculated from the Execution Date and shall be paid quarterly in arrears.

11	Borrower Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of any Drawdown Notice and on each Drawdown Date as follows (except that the representation and warranty contained at clause 11.9 shall only be made on the Execution Date and the first Drawdown Date and that the representations and warranties contained at clause 11.3 and 11.21 shall only be made on the Execution Date):

11.1	Status and Due Authorisation

It is a partnership duly formed under the laws of its jurisdiction of formation with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict in any material respect with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

11.3	No Deductions or Withholding

Under the laws of the Borrower’s jurisdiction of formation in force at the date hereof, the Borrower will not be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.4	Claims Pari Passu

Under the laws of the Borrower’s jurisdiction of formation in force at the date hereof, the Indebtedness will rank at least pari passu with all the Borrower’s other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.5	No Immunity

In any proceedings taken in the Borrower’s jurisdiction of formation in relation to any of the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.6	Governing Law and Judgments

In any proceedings taken in the Borrower’s jurisdiction of formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.7	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by the Finance Documents.

11.8	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable the Borrower lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed the Borrower in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdiction of formation of the Borrower, have been done, fulfilled and performed.

11.9	No Filing or Stamp Taxes

Under the laws of the Borrower’s jurisdiction of formation, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of formation or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.10	Binding Obligations

The obligations expressed to be assumed by the Borrower in the Finance Documents are legal and valid obligations, binding on and enforceable against it in accordance with the terms of the Finance Documents and no limit on any of its powers will be exceeded as a result of the borrowings contemplated by the Finance Documents or the performance by it of its obligations thereunder.

11.11	No misleading information

To the best of its knowledge, any factual information provided by the Borrower to any Finance Party in connection with any Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.12	No Winding-up

The Borrower has not taken any limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against it or any of its Subsidiaries for its or any of its Subsidiaries winding-up, dissolution, administration, formal restructuring or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any of its Subsidiaries, or of any or all of its or any of its Subsidiaries’ assets or revenues which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

11.13	Solvency

(a)	Neither the Borrower nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

(b)

Neither the Borrower nor any member of the Group has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)

The value of the assets of the Borrower and the Group taken as a whole is not less than the liabilities of the Borrower or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

(d)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower or of any member of the Group.

11.14	No Material Defaults

(a)

Without prejudice to clause 11.14(b), each of the Borrower and its Subsidiaries is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole.

(b)	No Event of Default is continuing unremedied or unwaived or might reasonably be expected to result from the advance of any Loan.

11.15	No Material Proceedings

No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.16	No material adverse change

There has been no Material Adverse Effect since the date of the Original Financial Statements.

11.17	Borrower’s Accounts

All financial statements relating to the Borrower required to be delivered under clause 12.1, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of semi-annual and quarterly accounts) the financial condition of the Borrower and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended.

11.18	No Breach

The execution of the Finance Documents by the Borrower and the exercise of its rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.19	Necessary Authorisations

The Necessary Authorisations required by the Borrower are in full force and effect, and the Borrower is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.20	Money Laundering

Any amount borrowed hereunder will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.21	Disclosure of material facts

The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.22	No breach of laws

(a)	Neither the Borrower nor any of its Subsidiaries has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or (to the best of the Borrower’s knowledge and belief) threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

11.23	Environmental laws

(a)

Each member of the Group is in compliance with clause 12.3(e) and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

11.24	Taxation

(a)

Neither the Borrower nor any of its Subsidiaries is materially overdue in the filing of any Tax returns and neither it nor any of its Subsidiaries is overdue in the payment of any amount in respect of Tax of $10,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

(b)

No claims or investigations are being made or conducted against the Borrower or any of its Subsidiaries with respect to Taxes such that a liability of, or claim against, the Borrower or any of its Subsidiaries of $10,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

(c)	The Borrower is resident for Tax purposes only in the jurisdiction of its formation.

11.25	Sanctions

Neither the Borrower, nor any of Affiliate of the Borrower nor any of their respective directors, officers or employees:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

(c)

is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions and/or a Sanctioned Country (it being understood and agreed that this clause 11.25 shall not apply to a director, officer or employee who is temporarily located or residing in a country or territory that is, or whose government is, the subject of Sanctions and/or a Sanctioned Country).

11.26	Anti-bribery and corruption

The Borrower and each of its Subsidiaries has conducted its business in compliance with applicable laws relating to anti-corruption including without limit the UK Bribery Act, the US Patriot Act and the US Foreign Corrupt Practices Act and the Borrower and the Group as a whole have instituted and will maintain policies and procedures designed to promote and achieve compliance with such laws. Should the Borrower know of a potential breach of any of the foregoing it will promptly notify the Agent of such breach.

11.27	Representations Limited

The representation and warranties of the Borrower in respect of matters of law in this clause 11 are subject to:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, formal restructuring, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(c)	the time barring of claims under any applicable limitation acts;

(d)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(e)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

(a)	Financial statements

The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year.

(b)	Requirements as to financial statements

Each set of financial statements delivered by the Borrower under clause 12.1(a):

(i)	shall be certified by an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(ii)	shall be prepared in accordance with GAAP.

(c)	Semi-annual financial statements

The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first semi-annual period of each of its financial years, its unaudited consolidated financial statements for that period.

(d)	Quarterly financial statements

The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first and third quarter periods of each of its financial years, its unaudited consolidated financial statements for that period.

(e)	Compliance Certificates

(i)

The Borrower shall supply to the Agent a Compliance Certificate, signed by a duly authorised representative of the Borrower in the form set out in Schedule 5. with each set of its annual financial statements delivered pursuant to clause 12.1(a) and with each set of its interim financial statements delivered pursuant to clauses 12.1(c) and 12.1(d).

(ii)

Each Compliance Certificate supplied by the Borrower shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 12.2 as at the date the relevant financial statements were drawn up.

(f)	Information: miscellaneous The Borrower shall supply to the Agent:

(i)

promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(ii)	copies of all material and relevant documents despatched by it to its creditors generally (or any class of them) at the same time as they are despatched;

(iii)

promptly, in relation to any member of the Group, details of any material Environmental Claim or any other material incident, event or circumstance which may give rise to any such material Environmental Claim which is reasonably likely to have a Material Adverse Effect;

(iv)

promptly, such further information regarding the financial condition, business and operations of the Borrower and any of its Subsidiaries as any Finance Party acting through the Agent may reasonably request; and

(v)

promptly upon becoming aware of them, details of (i) any accident, casualty or other event which has caused or resulted in or may cause or result in a Vessel being or becoming a total loss or (ii) any claim for breach of any applicable laws being made in connection with any Vessel or its operation (including, without limitation, any material breach of the ISM Code or ISPS Code).

(g)	Notification of Default

The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

(h)	“Know your customer” checks If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (iii) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (iii) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(i)	Use of Websites

The Borrower acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Agent) on to an electronic website if:

(i)	the Agent and the Lender agree;

(ii)	the Agent appoints a website provider and designates an electronic website for this purpose;

(iii)	the designated website is used for communication between the Agent and the Lenders;

(iv)	the Agent notifies the Lenders of the address and password for the website;

(v)	the information can only be posted on the website by the Agent; and

(vi)	the information posted is in a format agreed between the Borrower and the Agent.

The cost of the website shall be borne by the Borrower, subject to such cost being agreed by the Borrower beforehand.

Any website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the designated website. The Borrower shall at its own cost comply with any such request within ten (10) Business Days.

12.2	Financial covenants

(a)	Definitions

In this clause 12.2:

Available Credit Lines means any undrawn committed revolving credit lines, other than undrawn committed revolving credit lines with less than six (6) months to maturity, available to be drawn by any member of the Group, as reflected in the Borrower’s most recent quarterly management accounts forming part of the Borrower’s accounts

Equity means the aggregate of the amount paid up on the issued share capital of any relevant entity and the amount standing to the credit of its capital and revenue reserves (including any share premium account or capital redemption reserve but excluding any revaluation reserve), plus or minus the amount standing to the credit or debit (as the case may be) of its profit and loss account.

Free Liquidity means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the members of the Group shall have free, immediate and direct access each as reflected in the Borrower’s most recent quarterly management accounts forming part of the Borrower’s accounts.

Net Debt means the Total Debt less its Free Liquidity;

Net Debt to Net Debt plus Equity Ratio means the ratio of Net Debt to Net Debt plus Equity.

Tangible Net Worth means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Agent), and amounts standing to the credit of the capital reserves of the relevant party,

(i)	plus any credit balance carried forward on that party’s consolidated profit and loss account,

(ii)	less:

(A)	any debit balance carried forward on that party’s consolidated profit and loss account;

(B)	any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of such party); and

(C)	any amount attributable to minority interests in Subsidiaries.

Total Debt means the aggregate of:

(iii)

the amount calculated in accordance with GAAP shown as each of “long term debt”, “short term debt” and “current portion of long term debt” on the latest consolidated balance sheet of the Borrower when applicable; and

(iv)

the amount of any liability in respect of any lease or hire purchase contract entered into by the Borrower or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases whereby the lease obligations are secured by a security deposit which is held on the balance sheet under “Restricted Cash”).

(b)	Free Liquidity and Available Credit Lines

The Borrower shall maintain Free Liquidity and Available Credit Lines of (in aggregate) not less than thirty five million Dollars ($35,000,000).

(c)	Net Debt to Net Debt plus Equity Ratio

The Borrower shall maintain a Net Debt to Net Debt plus Equity Ratio of no more than eighty per cent (80%).

(d)	Tangible Net Worth

The Borrower shall maintain a Tangible Net Worth of at least four hundred million Dollars ($400,000,000).

(e)	Testing of Financial Covenants

Each of the financial covenants set out in clauses 12.2(b) to 12.2(d) shall be tested as at the date the relevant financial statements required to be delivered pursuant to clause 12.1 were drawn up.

12.3	General undertakings

(a)

Maintenance of Legal Validity The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licenses and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in its jurisdiction of formation and all other applicable jurisdictions.

(b)

Claims Pari Passu The Borrower shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

(c)

Negative Pledge Neither the Borrower nor any member of the Group shall create or permit to subsist, any Encumbrance (other than Permitted Encumbrances) over all or any part of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking.

(d)

Necessary Authorisations The Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

(e)

Compliance with Applicable Laws The Borrower shall comply with all applicable laws to which it may be subject (except as regards Sanctions, to which clause 12.3(g) applies, and anti-corruption laws to which clause 12.3(h) applies) if a failure to do the same may have a Material Adverse Effect.

(f)

Vessel operation The Borrower shall, and shall procure that each member of the Group shall operate any Vessel respectively owned by it in accordance with all applicable laws relating to such Vessel and that such Vessels are operated and insured in accordance with good practice (for vessels of the type of that Vessel) from time to time of leading shipowners.

(g)	Sanctions

(i)

The Borrower shall ensure that no part of the proceeds of any Loan or other transaction(s) contemplated by any Finance Document shall, directly or (to the best of its knowledge and belief) indirectly, be used or otherwise made available:

(A)

to fund any trade, business or other activity involving any Restricted Party or any country or territory that at the time of such funding, is a Sanctioned Country and in each case, which such trade, business or other activity is prohibited or restricted by Sanctions applicable to the Borrower or any Finance Party;

(B)	for the direct or indirect benefit of any Restricted Party; or

(C)

in any other manner that would reasonably be expected to result in any Party or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(ii)	The Borrower shall ensure that its assets and the assets of any of its Subsidiaries shall not be used directly or (to the best of its knowledge and belief) indirectly:

(A)	by or for the direct or indirect benefit of any Restricted Party; or

(B)

in any trade which is prohibited under applicable Sanctions or which could expose any member of the Group, its assets, any Finance Party or any other person being party to or which benefits from any Finance Document to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(iii)	The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing if it or any member of the Group is in breach of any Sanctions.

(h)	Anti-bribery and Corruption and Anti-Money Laundering

The Borrower shall (and the Borrower shall ensure that each other member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws and money laundering laws.

(i)	Environmental compliance The Borrower shall, and shall procure that each member of the Group will:

(i)	comply with all Environmental Laws;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(iv)

ensure that any Vessel controlled by it with the intention of being scrapped by its owner, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner;

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(j)	Environmental claims The Borrower shall promptly upon becoming aware of the same, inform the Agent in writing of:

(i)	any Environmental Claim against any member of a Group which is current, pending or threatened; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of a Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

(k)	Insurance

(i)

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets (including the Vessels) against those risks and to the extent as is usual for companies and, in the case of the Vessels, responsible shipowners carrying on the same or substantially similar business for vessels of the same type as the relevant Vessels.

(ii)	All insurances must be with reputable independent insurance companies or underwriters.

(iii)

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances in respect of each Vessel for not less than such Vessel’s market value and otherwise in accordance with the minimum amounts and coverage required pursuant to the terms of any financing to which that Vessel is subject.

(l)	Taxation

(i)

The Borrower shall, and shall procure that each member of the Group will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(A)	such payment is being contested in good faith;

(B)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 12.1(a) and 12.1(c); and

(C)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(ii)	The Borrower may not change its residence for Tax purposes.

(m)	No Financial Indebtedness Neither the Borrower nor any other member of the Group shall incur any Financial Indebtedness other than:

(i)

Financial Indebtedness from a person who is not a member of the Group for the purpose of financing the acquisition, ownership or leasing of one or more Vessels, including Financial Indebtedness which arises under a swap or derivative transaction in connection with such financing, where such financing may be up to 80 per cent (80%) of the Vessel value and where an Encumbrance in respect of those Vessels is provided to secure that Financial Indebtedness which shall include without limitation the existing Suezmax Leases and the planned ICBC Leases;

(ii)	Financial Indebtedness from a person who is not a member of the Group for the purpose of financing the acquisition of assets secured by Permitted Non-Vessel LNG Liens;

(iii)

in the case of the Borrower only, any unsecured third party Financial Indebtedness arising which is in an amount not exceeding US$660,000,000 in aggregate (which Financial Indebtedness shall include for this purpose (i) each Loan and (ii) the Dollar equivalent, at the time of entering into any swap, of any unsecured bond issuance denominated in Norwegian Krone and swapped at or around the time of such issuance into Dollars);

(iv)	in the case of the Borrower only, any Financial Indebtedness which is subordinate to the Facility on terms satisfactory to the Lenders (acting reasonably); or

(v)	intragroup borrowings within the Group on a subordinated and unsecured basis and within the Teekay Group on a subordinated and unsecured basis and at arm’s length on normal commercial terms.

If in relation to any unsecured Financial Indebtedness which the Borrower or any other member of the Group is permitted to incur under this sub-clause (m), it is proposed that such Financial Indebtedness be guaranteed by an Affiliate, any such guarantee shall not be permitted unless the Borrower procures that a guarantee is also granted on the same basis and at the same time in favour of the Finance Parties from that Affiliate in respect of the Borrower’s obligations under the Finance Documents.

(n)	Other information The Borrower will promptly supply to the Agent such information and explanations as any of the Lenders may from time to time reasonably require in connection with the Group.

(o)

Inspection of records The Borrower will following an Event of Default which is continuing, unremedied or unwaived, permit the inspection of its financial records and accounts during business hours by the Agent or its nominee.

(p)

Change of business The Borrower shall not, without the prior written consent of all Lenders, make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

(q)

No loans or other financial commitments The Borrower shall not make any loan nor enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for any unsecured Financial Indebtedness (i) which is subordinated to the Facility on terms acceptable to the Agent or (ii) as long as no Event of Default has occurred and which remains unremedied and unwaived, to a member of the Group.

(r)	Dividends The Borrower shall not pay any dividends or make other distributions to its shareholders at any time after the occurrence of an Event of Default which remains unremedied or unwaived.

(s)

Disposals The Borrower shall not sell or transfer any of its material assets other than on arm’s length terms to third parties where the net proceeds of sale or transfer, either individually or in aggregate with any other disposals of Vessels arising after the Execution Date, would not exceed 35% of the aggregate value of all the Vessels and equipment as determined by reference to the financial statements as at 30 June 2015.

(t)

Mergers The Borrower shall not enter into any amalgamation, demerger, merger or corporate restructuring unless as a result of the amalgamation, demerger, merger or corporate restructuring, the Borrower shall be the surviving entity and such amalgamation, demerger, merger or corporate restructuring is not reasonably likely to have a Material Adverse Effect.

(u)

Listings The Borrower shall maintain its listing as a publically-traded master limited partnership on the New York Stock Exchange or any such other recognised stock exchange reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders).

(v)	Clean down

The Borrower shall ensure that the aggregate of:

(i)	all amounts drawn under the Facility;

LESS

(ii)

any amount of cash or cash equivalents held by the Borrower or by any wholly-owned member of the Group (other than cash held in a retention account to which the relevant member does not have unrestricted access), shall be reduced to zero for a period of not less than five (5) successive Business Days during the six-month period falling after three (3) months from the Execution Date (the Clean Down Period).

The Borrower shall supply to the Agent a certificate signed by an authorised representative of the Borrower within five (5) Business Days after the end of the Clean Down Period confirming compliance with this clause.

13	Events of Default

13.1	Events of Default

Each of the events or circumstances set out in this clause 13.1 is an Event of Default.

(a)

Borrower’s Failure to Pay under this Agreement The Borrower fails to pay any amount due from it under any Finance Document at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system or a Disruption Event, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due; or

(b)

Misrepresentation any representation or statement made by the Borrower in any Finance Document or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same would be reasonably likely to give rise to a Material Adverse Effect; or

(c)	Specific Covenants the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it under clauses 12.3(a), 12.3(c), 12.3(d) or 12.3(g); or

(d)	Financial Covenants the Borrower is in breach of the Borrower’s financial covenants set out in clause 12.2 of this Agreement at any time; or

(e)

Other Obligations the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in clause 13.1(a), clause 13.1(c) or clause 13.1(d)) and such failure (if capable of remedy) is not remedied within 30 days after the Agent has given notice thereof to the Borrower; or

(f)	Cross Default

(i)	Any Financial Indebtedness of the Borrower or any other member or Group is not paid when due (or within any applicable grace period); or

(ii)	any Financial Indebtedness of the Borrower or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity;

where the aggregate of all such Financial Indebtedness of the Group or of any member of the Group falling within paragraphs (i) to (ii) above is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency.

(g)

Insolvency and Rescheduling the Borrower is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

(h)

Winding-up the Borrower files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

(i)	Execution or Distress

(i)

the Borrower fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in aggregate amount equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(ii)

any execution, distress, expropriation, attachment or sequestration affects, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Borrower in an aggregate amount equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency other than any execution, distress, expropriation, attachment or sequestration which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution, distress, expropriation, attachment or sequestration to be lifted or released; or

(j)	Similar Event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses 13.1(g), 13.1(h) and 13.1(i), or

(k)

Repudiation and Rescission the Borrower rescinds or repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to rescind or repudiate any such Finance Document; or

(l)	Validity and Admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(i)	to enable the Borrower to lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(ii)	to ensure that the obligations expressed to be assumed by the Borrower in the Finance Documents are legal, valid and binding; or

(iii)	to make the Finance Documents admissible in evidence in any applicable jurisdiction,

is not done, fulfilled or performed within 30 days after notification from the Agent to the Borrower requiring the same to be done, fulfilled or performed; or

(m)

Illegality at any time any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the Borrower; or

(n)

Qualifications of Financial Statements the auditors of the Borrower qualify their report on any audited consolidated financial statements of the Borrower in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

(o)

Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable the Borrower to comply with any of its obligations in or pursuant to any of the Finance Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

(p)

Curtailment of Business if the business of the Borrower is wholly or materially changed or curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of the Borrower is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or the Borrower suspends or ceases to carry on or disposes (or threatens to suspend or cease to carry on or dispose) of all or a substantial part of its business or assets; or

(q)	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

(r)

Material Adverse Change any event or circumstance occurs that has a Material Adverse Effect and such event or circumstance, if capable of remedy, is not so remedied within 30 days of the delivery of a notice confirming such event or change by the Agent to the Lenders; or

(s)

Loss of Property all or a substantial part of the business or assets of the Borrower or the Group take as a whole is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect.

13.2	Acceleration

If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrower cancel any part of any Loan not then advanced and:

(a)

declare that all outstanding Loans, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that all outstanding Loans are payable on demand, whereupon they shall immediately become payable on demand by the Agent; and/or

(c)	declare the Commitments cancelled and the Maximum Amount reduced to zero.

14	Assignment, Transfer and Sub-Participation

14.1	Lenders’ rights

A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied or unwaived) to any other bank or financial institution, or any trust, fund, securitization vehicle or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub-participations in all or any part of its Commitment. Where the consent of the Borrower is required, the Borrower shall be deemed to have given their consent if no express refusal is given within five (5) Business Days.

14.2	Borrower’s co-operation

The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Finance Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Borrower, any Loan and the Finance Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

14.3	Rights of assignee

Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender provided that an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates

If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

(a)

to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

(b)	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to clause 14.4(a); and

(c)

the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee was an Original Lender provided that the Agent shall only be obliged to execute a Transfer Certificate once:

(i)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(ii)	the transferee has paid to the Agent for its own account a transfer fee of US$2,500.

14.5	Copy of Transfer Certificate or Increase Confirmation to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate or Increase Confirmation.

14.6	Limitation of responsibility of Lenders

(a)

Unless expressly agreed to the contrary, a Lender transferring any of its rights and obligations under or pursuant to this Agreement makes no representation or warranty and assumes no responsibility to the transferee for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each transferee confirms to the Lender transferring any of its rights and obligations under or pursuant to this Agreement and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Lender to:

(i)	accept a re-transfer or re-assignment from the transferee of any of the rights and obligations assigned or transferred under this clause 14; or

(ii)	support any losses directly or indirectly incurred by the transferee by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

14.7	Finance Documents

Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.8	No assignment or transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 14, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	Role of the Agent and the Arrangers

15.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly notify the Finance Parties of any change to the definition of Business day in clause 1.1.

(c)	Subject to paragraph (d) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(d)	Without prejudice to clause 14.5, paragraph (a) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(e)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(f)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(g)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Coordinator or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)

The Agent shall provide to the Borrower, within ten (10) Business Days of a request by the Borrower (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request and their respective Commitments.

15.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

15.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

15.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

15.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause13.1(a)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of clause 15.6(e), the Agent:

(i)	may disclose; and

(ii)	on written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(g)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)

The Agent may refrain, without liability, from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including, but not limited to, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may, without liability, do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

15.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

15.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)

are responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Borrower or any other person given in or in connection with any Finance Document;

(b)

are responsible or liable for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

(c)

are responsible or liable for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

15.9	Exclusion of liability

(a)

Without limiting clause 15.9(b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 24.5 and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

15.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

15.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with clause 15.11(b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 15. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 9.14 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to clause 9.14 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.12	Replacement of the Agent

(a)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clause 15.10, (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

15.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

15.14	Relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 21.7) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of clause 21.2 and clause 21.7 and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

15.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

15.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

15.17	Agent’s Management Time

Any amount payable to the Agent under clause 15.10, clause 9.5, clause 9.6 and 9.11 shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 10.

15.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

16	Amendments and Waivers

16.1	Required consents

(a)

Subject to clause 16.2 any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 16.

16.2	Exceptions

(a)	An amendment or waiver of or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders” and “Proportionate Share” in clause 1.1;

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in any Commitment, an extension of the Final Availability Date or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 2.2, clause 14, this clause 16, clause 17 or clause 27,

shall	not be made, or given, without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arrangers.

16.3	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within twenty (20) Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in clauses 16.2(a)(ii), 16.2(a)(iii) and 16.2(a)(v)) or other such vote within twenty (20) Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(i)

its Commitment shall not be included for the purpose of calculating the aggregate of the Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of aggregate of the Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

16.4	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in clause 16.4(d)); or

(ii)	the Borrower becomes obliged to repay any amount in accordance with clause 6.1 or to pay additional amounts pursuant to clause 20.3, clause 9.12(a) or clause 9.7 to any Lender,

then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 14 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in a Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this clause 16.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this clause 16.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 16.4(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in clause 16.4(b)(v) as soon as reasonably practicable following delivery of a notice referred to in clause 16.4(a) and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than ninety per cent. (90%) of the aggregate of the Commitments (or, if the aggregate of the Commitments have been reduced to zero, aggregated more than ninety per cent. (90%) of the aggregate of the Commitments prior to that reduction) have consented or agreed to such waiver or amendment,

(iv)	then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

16.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its participation in any Loans it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

(b)	For the purposes of this clause 16.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

(iii)

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

16.6	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 14 all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 14 all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 14 all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with clause 14 for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause 16.6 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than five (5) days after the notice referred to in clause 16.6(a);

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to clause 16.6(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in clause 16.6(b)(v) as soon as reasonably practicable following delivery of a notice referred to in clause 16.6(a) and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

17	Sharing among the Finance Parties

17.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 18 (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 18, without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with 18.5).

17.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 18.5 towards the obligations of Borrower to the Sharing Finance Parties.

17.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 17.2 of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

17.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

17.5	Exceptions

(a)	This clause 17 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

18	Payment mechanics

18.1	Payments to the Agent

(a)

On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

18.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 18.3 and clause 18.4 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

18.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with clause 19) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

18.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

18.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-clauses 18.5(a)(ii) to 18.5(a)(iv) above.

(c)	Clauses 18.5(a) and 18.5(b) above will override any appropriation made by the Borrower.

18.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20	Payments and Taxes

20.1	Payments

Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

20.2	No deductions or withholdings

Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to clause 20.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

20.3	Grossing-up

If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, other than a FATCA Deduction, or to change the rate or manner in which any required deduction or withholding is made under a Finance Documents, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

20.4	Evidence of deductions

If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

20.5	Rebate

If the Borrower pays any additional amount under clause 9.12 or clause 20.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this clause 20.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

20.6	Adjustment of due dates

If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on any Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

20.7	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 20.1 may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this clause 20.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with clause 15.12, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to clause 20.7(e)) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 17.

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	it has not given an instruction pursuant to clause 20.7(d); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

21	Notices

21.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to clause21.7) electronic mail.

21.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

(a)

in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Manager Treasury;

(b)	in the case of each Lender, those appearing opposite its name in Schedule 1; and

(c)	in the case of the Agent at 5th Floor, Citigroup Centre, 25 Canada Square, Canary Wharf, London E14 5LB, United Kingdom (+44 (0)20 7492 3980) marked for the attention of Loans Agency;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

21.3	Delivery

Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of electronic mail, in accordance with clause 21.7;

and, if a particular department or officer is specified as part of its address details provided under clause 21.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

21.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or change of address, pursuant to clause 21.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

21.5	English language

Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

21.6	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility has been appointed.

21.7	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

22	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

23	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

24	Miscellaneous

24.1	Further Assurance

If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

24.2	Rescission of payments etc.

Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of the Borrower contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

24.3	Certificates

Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

24.4	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

24.5	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement (other than those parties benefitting from the indemnities in clause 9.6) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

25	Confidentiality

25.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 25.2 and clause 25.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

25.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 25.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom clause 25.2(b)(i) or 25.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 25.2(b)(i) or 25.2(b)(ii);

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 14.9;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to clauses 25.2(b)(i), 25.2(b)(ii) and 25.2(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to clause 25.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to clauses 25.2(b)(v), 25.2(b)(vi) and 25.2(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom clause 25.2(b)(i) or 25.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 25.2(c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

(d)

subject to the Agent providing the Borrower with prior notification, to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower.

25.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, any Loan and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of formation of the Borrower;

(iv)	date of this Agreement;

(v)	clause 27;

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of any Loan;

(ix)	currencies of any Loan;

(x)	type of Loans;

(xi)	ranking of any Loan;

(xii)	Final Availability Date for the Loans;

(xiii)	changes to any of the information previously supplied pursuant to (a) to (l); and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, any Loan and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in clauses 25.3(a)(i) to 25.3(a)(xiv) is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loans and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loans and/or the Borrower by such numbering service provider.

25.4	Entire Agreement

This clause 25 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

25.5	Confidentiality Release

The Borrower hereby releases each Finance Party and each of its Affiliates and each of its or their officers, directors, employees, professional advisers, auditors and representatives (each a Disclosing Party) from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party, but for this release, from disclosing any Confidential Information in accordance with this Clause 25.

26	Confidentiality of Funding Rates and Reference Bank Rates

26.1	Confidentiality and disclosure

(a)

The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Rate) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not any Reference Bank Rate) to the Borrower pursuant to clause 7.6; and

(ii)

any Funding Rate or any Reference Bank Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Rate, and the Borrower may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

(d)

The Agent’s obligations in this clause 26 relating to Reference Bank Rates are without prejudice to its obligations to make notifications under clause 7.6 provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Rate as part of any such notification.

26.2	Related obligations

(a)

The Agent and the Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation (including, without limitation, securities law relating to insider dealing and market abuse) and the Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of clause 26.1 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 26.

26.3	No Event of Default

No Event of Default will occur under clause 13.1(e) by reason only of the Borrower’s failure to comply with this clause 26.

27	Law and Jurisdiction

27.1	Governing law

This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

27.2	Jurisdiction

For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

27.3	Alternative jurisdictions

Nothing contained in this clause 27 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

27.4	Waiver of objections

The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this clause 27, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

27.5	Waiver of punitive damages

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Finance Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or in connection with, or as contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

27.6	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Original Lenders and the Commitments

The Original Lenders	The Commitments (US$)	The Proportionate Share

ABN AMRO Capital USA LLC 100 Park Avenue, 17th floor New York, New York 10017 Attn: Rajbir Talwar Fax: +1 917 284 6697	10,000,000.00	6.67%

Bank of America, N.A. Mailstop IL4-540-22-23 540 West Madison St. Chicago, IL 60661 Fax: +1 312 453 3142 Attn: Irene Bertozzi Bartenstein	10,000,000.00	6.67%

BNP Paribas 16 Boulevard des Italiens 75009 Paris France Attn: TGMO Shipping Fax: +33 (0)1 42 98 43 55	10,000,000.00	6.67%

Citibank N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB United Kingdom Attn: Paul Gibbs Fax: +44 207 986 8295	20,000,000.00	13.33%

Crédit Agricole Corporate and Investment Bank 9 Quai Paul Doumer 92920 Paris La Défense Cedex France Attn: Harimisa RAJAONA / Clémentine COSTIL Fax: + 33 1 41 89 19 34	16,666,666.67	11.11%

Credit Suisse AG Ship Finance, SGTS 31 St. Alban-Graben 1-3 4002 Basel Switzerland Attn: Nadja Gautschi Fax: +41 79 266 79 39	10,000,000.00	6.67%

DNB Capital LLC 200 Park Avenue, 31st Floor New York, NY10166 Attn: Magdalena Brzostowska Fax: +1 212 681 3900	10,000,000.00	6.67%

JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, NY 10179 Attn: Matthew Massie Fax: +1 212-270-5100	16,666,666.67	11.11%

Morgan Stanley Senior Funding, Inc. 1300 Thames Street Wharf, 4th floor Baltimore, MD 21231 Attn: Morgan Stanley Loan Servicing Fax: +1 718 233 2140	16,666,666.66	11.11%

Nordea Bank Finland plc, New York Branch 1211 Avenue of the Americas 23rd floor, New York, New York 10036 Attn: Jacqueline Ng Fax: +1 212 750 9188	10,000,000.00	6.67%

Société Générale Société Générale 245 Park Avenue New York, NY 10167 Attn: Rodney Hyman Fax: +1 201 839 8439	10,000,000.00	6.67%

UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901 Attn: Loan Administration Team Fax: +1 203 719 3888	10,000,000.00	6.67%

	150,000,000.00	100%

Initial Conditions Precedent

1	Borrower

(a)

Constitutional Documents Copies of the constitutional documents of the Borrower together with such other evidence as the Agent may reasonably require that the Borrower is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Finance Documents.

(b)	Certificate of good standing A certificate of good standing.

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents; and

(ii)	if required authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Specimen signatures A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	Officer’s certificates A certificate of a duly authorised officer or representative of Borrower certifying;

(i)	that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(ii)	confirming that Teekay Corporation owns a minimum of 51% of the voting rights in the General Partner;

(iii)	setting out the names of the directors and officers of its General Partner; and

(iv)	confirming that its borrowing and guaranteeing limits will not be exceeded.

(f)	Powers of attorney The power of attorney of the Borrower under which any documents are to be executed or transactions undertaken by the Borrower.

2	Finance documents

(a)	A duly executed original of this Agreement (to be provided at the time of the initial Drawdown Notice only).

(b)	A duly executed original of the Fee Letters (to be provided at the time of the initial Drawdown Notice only).

3	Legal opinions

Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction in relation to this Agreement, namely

(a)	an opinion on matters of English law from Norton Rose Fulbright LLP; and

(b)	an opinion on matters of Marshall Island law from Watson Farley Williams New York LLP.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in clause 27.6 and the process agent appointed under this Agreement has accepted its appointment.

(c)

Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Finance Documents or for the validity and enforceability of any of the Finance Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrower under clause 9.1 and 10 have been paid or will be paid by the Drawdown Date.

(e)

“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Other Such other documents, authorisations, opinions and assurances as the Agent may specify.

(g)	Financial Statements Certified true copies of the most recent audited consolidated financial statements of the Borrower.

Form of Drawdown Notice

To:     Citibank International Limited (as Agent)

From: Teekay LNG Partners L.P.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the revolving credit agreement dated [●] November 2015 made between, amongst others, ourselves and yourselves (the Agreement).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to clause 4.1 of the Agreement, we irrevocably request that you advance a Loan in the sum of [●] on [●] 201[●], which is a Business Day, by paying the amount of the advance to [specify account details].

We request that Interest Period for the Loan advanced under this Drawdown Notice be for a duration of [one][two][three][six] months.

We warrant that the representations and warranties contained in clause 11 of the Agreement are true and correct at the date of this Drawdown Notice and (save those contained in clauses 11.3 and 11.21) will be true and correct on [●] 201[●], that no [Rollover Loan: Event of] Default has occurred and is continuing unremedied or unwaived, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

Yours faithfully

For and on behalf of

Teekay LNG Partners L.P.

Form of Transfer Certificate

To:    Citibank International Limited (as Agent)

[date]

Transfer Certificate

This transfer certificate relates to a revolving credit agreement dated [●] November 2015 (as from time to time amended, varied, supplemented or novated the Credit Agreement), on the terms and subject to the conditions of which a revolving credit facility was made available to Teekay LNG Partners L.P., by a syndicate of banks on whose behalf you act as agent.

1

Terms defined in the Credit Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms Transferor and Transferee are defined in the schedule to this certificate.

2	The Transferor:

(a)	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

(b)

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Credit Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Credit Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Credit Agreement.

5

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Credit Agreement that it has the power to become a party to the Credit Agreement as a Lender on the terms of the Credit Agreement and has taken all steps to authorise execution and delivery of this certificate.

6

The Transferee undertakes with the Transferor and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Credit Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

7	The Transferee expressly acknowledges the limitations on the Transferor’s obligations set out in clause 14.6(c).

8	The address and fax number of the Transferee for the purposes of clause 21 of the Credit Agreement are set out in the Schedule.

9	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

10	This certificate shall be governed by and interpreted in accordance with English law.

The Schedule

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 21 of the Credit Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

Citibank International Limited as Agent

By:

Date:

Form of Compliance Certificate

To:	Citibank International Limited (as Agent)
From:	Teekay LNG Partners L.P.
Date:	[●]

Dear Sirs,

We refer to a revolving credit agreement dated [●] November 2015 (the Credit Agreement) and made between (inter alia) (1) ourselves as borrower, (2) the banks listed at schedule 1 thereto as lenders and (3) yourselves as agent (as from time to time amended, varied, novated or supplemented).

Terms defined or construed in the Credit Agreement have the same meanings and constructions in this Certificate.

We attach the relevant calculation details applicable on the last day of our financial quarter ending [●] (the Relevant Period) which confirm that:

1

Free Liquidity and Available Credit Lines were in aggregate at all times [equal to or greater than/fell below] $35,000,000. Therefore the condition contained in clause 12.2(b) of the Credit Agreement [has/has not] been complied with in respect of the Relevant Period.

2	The Net Debt to Net Debt plus Equity Ratio was at all times less than 80%. Therefore the condition contained in clause 12.2(c) of the Credit Agreement [has/has not] been complied with.

3

Tangible Net Worth was at all times equal to or greater than four hundred million Dollars ($400,000,000). Therefore the condition contained in clause 12.2(d) of the Credit Agreement [has/has not] been complied with.

Signed:
Duly authorised representative of

Teekay LNG Partners L.P.

Form of Increase Confirmation

To:             Citibank International Limited as Agent

                   and

                   Teekay LNG Partners L.P.

From:          [the Increase Lender] (the Increase Lender)

Dated:         [●]

US$150,000,000 Revolving Credit Agreement dated [●] 2015 (the Agreement)

1

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2	We refer to clause 2.5.

3

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect is [●] (the Increase Date).

5	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 21 are set out in the Schedule.

7	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in clause 2.5(i).

8	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [●].

Agent (on behalf of itself, the Borrower and the other Finance Parties)

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

BORROWER

Signed by as duly authorized for and on behalf of TEEKAY LNG PARTNERS L.P. in the presence of:	) ) ) ) )	Natasha Seel, Trainee Solicitor Georgios Macheras, Attorney-in-fact

MANDATED LEAD ARRANGERS

Signed by as duly authorized for and on behalf of CITIGROUP GLOBAL MARKETS LIMITED in the presence of:	) ) ) ) )	Ivan Starcevic, Vice President

Signed by	)	Michelle Wing Yee Tsui, Attorney-in-Fact
as duly authorized	)	Catherine Phillips
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)
in the presence of:	)

Signed by	)	Mike King, Vice President
as duly authorized	)
for and on behalf of	)
MORGAN STANLEY SENIOR FUNDING, INC.	)
in the presence of:	)

Signed by	)	James L. Hamilton, Managing Director
as duly authorized	)	Donna Wisnieski
for and on behalf of	)
J.P. MORGAN SECURITIES LLC	)
in the presence of:	)

LEAD ARRANGERS

Signed by	)	Francis Birkeland, Managing Direct
as duly authorized	)	Eric E. Altmann, Managing Director
for and on behalf of	)
ABN AMRO CAPITAL USA LLC	)
in the presence of:	)

Signed by	)	Eric Eugéne, Global Head of Transportation
as duly authorized	)	Sandrine BERGEROO-CAMPAGNE
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

Signed by	)	Stephen Schuerch
as duly authorized	)	Nadja Gautschi
for and on behalf of	)	Sandra Eichin
CREDIT SUISSE AG	)
in the presence of:	)

Signed by	)	Christian Astrup, Associate Director
as duly authorized	)	Tor Ivar Hansen, Managing Director
for and on behalf of	)
DNB MARKETS, INC.	)
in the presence of:	)

Signed by	)	Jamie Whiteman, Director
as duly authorized	)
for and on behalf of	)
MERRILL LYNCH, PIERCE, FENNER & SMITH	)
INCORPORATED	)
in the presence of:	)	Ryan Riggins, Analyst

Signed by	)	Martin Lunder, Senior Vice President
as duly authorized	)	Henning Lyohe Christiansen, First Vice President
for and on behalf of	)
NORDEA BANK FINLAND PLC, NEW YORK	)
BRANCH	)
in the presence of:	)

Signed by	)	Diego Medina, Director
as duly authorized	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE	)
in the presence of:	)	Therese Desormeaux

Signed by	)	Darlene Arias, Director
as duly authorized	)	Craig Pearson, Associate Director
for and on behalf of	)
UBS SECURITIES LLC	)
in the presence of:	)

AGENT

Signed by	)	Jeremy Hayes, Assistant Vice President
as duly authorized	)
for and on behalf of	)
CITIBANK INTERNATIONAL LIMITED	)
in the presence of:	)

COORDINATOR

Signed by	)	Ivan Starcevic, Vice President
as duly authorized	)
for and on behalf of	)
CITIGROUP GLOBAL MARKETS LIMITED	)
in the presence of:	)

BOOKRUNNER

Signed by	)	Ivan Starcevic, Vice President
as duly authorized	)
for and on behalf of	)
CITIGROUP GLOBAL MARKETS LIMITED	)
in the presence of:	)

LENDERS

Signed by	)	Francis Birkeland, Managing Direct
as duly authorized	)	Eric E. Altmann, Managing Director
for and on behalf of	)
ABN AMRO CAPITAL USA LLC	)
in the presence of:	)

Signed by	)	Irene Bertozzi Bartenstein, Director
as duly authorized	)
for and on behalf of	)
BANK OF AMERICA, N.A.	)
in the presence of:	)	Jonathan Hill, Assistant Vice President

Signed by	)	Eric Eugéne, Global Head of Transportation
as duly authorized	)	Sandrine BERGEROO-CAMPAGNE
for and on behalf of	)
BNP PARIBAS	)
in the presence of:	)

Signed by	)	Ivan Starcevic, Vice President
as duly authorized	)
for and on behalf of	)
CITIBANK N.A., LONDON BRANCH	)
in the presence of:	)

Signed by	)	Michelle Wing Yee Tsui, Attorney-in-Fact
as duly authorized	)
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)
in the presence of:	)	Catherine Phillips

Signed by	)	Stephen Schuerch
as duly authorized	)	Nadja Gautschi
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)	Sandra Eichin

Signed by	)	Sanjiv Nayar, Senior Vice President
as duly authorized	)
for and on behalf of	)
DNB CAPITAL LLC	)
in the presence of:	)	Collen Durkin, Senior Vice President

Signed by	)	Matthew H. Massie, Managing Director
as duly authorized	)
for and on behalf of	)
JPMORGAN CHASE BANK, N.A.	)
in the presence of:	)	Donna Wisnieski

Signed by	)	Mike King, Vice President
as duly authorized	)
for and on behalf of	)
MORGAN STANLEY SENIOR FUNDING, INC.	)
in the presence of:	)	Tran Trang

Signed by	)	Martin Lunder, Senior Vice President
as duly authorized	)	Henning Lyohe Christiansen, First Vice President
NORDEA BANK FINLAND PLC, NEW YORK BRANCH	)
in the presence of:	)

Signed by	)	Diego Medina, Director
as duly authorized	)
for and on behalf of	)
SOCIÉTÉ GÉNÉRALE	)
in the presence of:	)	Therese Desormeaux

Signed by	)	Darlene Arias, Director
as duly authorized	)	Craig Pearson, Associate Director
for and on behalf of	)
UBS AG, STAMFORD BRANCH	)
in the presence of:	)